Exhibit 4.2

             APPOINTMENT OF SUCCESSOR RIGHTS AGENT AND AMENDMENT OF
                                RIGHTS AGREEMENT

         This Agreement of Appointment and Amendment (this "Amendment") is entered into as of May 4, 2006, by and between Unitrin, Inc., a Delaware corporation (the "Company") and American Stock Transfer and Trust Company, a New York banking corporation ("AST").

                                    RECITALS

A. The Company and Wachovia Bank, National Association (the "Predecessor Agent"), as rights agent, entered into that certain Rights Agreement, dated as of August 4, 2004 and amended on May 4, 2006 (the "Rights Agreement").

B. The Company has given the Predecessor Agent notice of removal of the Predecessor Agent as rights agent pursuant to Section 21 of the Rights Agreement.

C.       The Company wishes to appoint AST as Rights Agent pursuant to
         Section 21 of the Rights Agreement.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the foregoing and of other consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. The Company hereby appoints AST as Rights Agent pursuant to Section 21 of the Rights Agreement, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

2. AST hereby accepts the appointment as Rights Agent pursuant to Section 21 of the Rights Agreement and agrees to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

3. From and after the effective date hereof, each and every reference in the Rights Agreement to a "Rights Agent" shall be deemed to be a reference to AST.

4. Section 26 of the Rights Agreement is hereby amended by replacing the address for notices to the Rights Agent with the following:

         American Stock Transfer & Trust Company
         59 Maiden Lane
         New York, NY  10038
         Attention:  Corporate Trust Department

5. On and after the date hereof, each reference in the Rights Agreement to "this Agreement", "herein", "hereof", "hereunder" or words of similar import shall mean and be a reference to the Rights Agreement as amended hereby. Except as specifically amended above in connection herewith, the Rights Agreement shall remain in full force and effect and is hereby ratified and confirmed.

6. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

7. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.



                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the dated indicated above.


                                           UNITRIN, INC.


                                           By:      /s/ Scott Renwick
                                                    --------------------------
                                           Name:    Scott Renwick
                                           Title:   Senior Vice President



                                           AMERICAN STOCK TRANSFER &
                                           TRUST COMPANY


                                           By:      /s/ Herbert J. Lemmer
                                                    --------------------------
                                           Name:    Herbert J. Lemmer
                                           Title:   Vice President